Exhibit 99.1

Team, Inc. Reports Record FY 2007 Results of $1.64 Per Share, Announces
        2-for-1 Stock Split, Provides FY 2008 Earnings Guidance


    ALVIN, Texas--(BUSINESS WIRE)--July 25, 2007--Team, Inc., (NASDAQ:TISI) today reported net income of $6.1 million ($0.63 per diluted share) and $15.5 million ($1.64 per diluted share) for its fourth quarter and full fiscal year ended May 31, 2007, respectively. Net income increased 52 percent and 46 percent from the corresponding fourth quarter and full year 2006, respectively. For the fiscal year, total revenue was $318 million, up 23 percent, and operating income was $30.3 million, up 42 percent.

    Team also announced that the Board of Directors has approved a two-for-one stock split in the form of a 100 percent stock dividend payable on August 29, 2007 to all shareholders of record on August 15, 2007. This action will double the total number of common shares outstanding to nearly 18 million shares.

    "I am proud to report that fiscal year 2007 was another year of record performance for Team. Team's decision to join the Nasdaq, our recent acquisition of Aitec, and today's announcement of a stock split all reflect our continuing positive outlook going forward," said Phil Hawk, Team's Chairman and CEO.

    Overall Fiscal Year 2007 Results

    Operating income for the fourth quarter and full fiscal year was $11.3 million and $30.3 million, respectively. Operating profit margins (operating income as a percent of revenue) for the quarter and full year were up substantially from corresponding prior year periods and were 12 percent and 10 percent, respectively.

    Team reported continued strong revenue and profit growth across both divisions and nearly all service lines and geographic areas during both the fourth quarter and full year. For the fourth quarter, Team's revenues were $96 million, up 26 percent from the prior year quarter. "We are pleased with the overall level of performance of our industrial services business. Our revenue growth, continuing business development successes, improved operating profit margins and continuing growth in the number of qualified technicians are noteworthy. In the coming year, we expect to benefit from both continued organic growth across all business segments as well as from our newly acquired Canadian inspection business," reported Phil Hawk.

    TCM Division (Team's NDE inspection and field heat treating service lines) revenues for the quarter were $55 million, up 33 percent from the prior year quarter. For the fiscal year, TCM revenues were $171 million, up 19 percent. TCM gross margins for the quarter and year were about 34 percent and 32 percent for the quarter and year, respectively, up from about 30 percent in both corresponding prior year periods. "We are pleased with our progress in improving our margins, particularly in the fourth quarter. Continuing organic growth and progress along with the addition of the Aitec inspection business will result in exciting growth for the division in Fiscal Year 2008," said Hawk.

    Revenues for the TMS Division (Team's mechanical service lines of leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting and field valve repair) for the quarter were $41 million, up 19 percent from the strong "Katrina/Rita-influenced" prior year period. For the fiscal year, TMS revenues were $147 million, up 26 percent. Gross margins for the division were 37 percent and 38 percent for the quarter and for the fiscal year, respectively. "We are very pleased with the continuing strong outlook for the Division including additional revenue growth from our new pipeline hot tapping, line isolation, and waterworks initiatives," said Hawk.

    The business outlook for FY2008 continues to be very attractive. Team continues to gain market share across all its service lines, as a result of its service capabilities combined with the continuing customer trend toward multi-service, multi-location procurement arrangements that favor larger industry providers like Team. Approximately half of Team's $59 million in revenue growth in FY2007 was derived from expanded business with our major alliance customers. For the coming year, a number of significant expansion projects (particularly in the refining sector) should continue to augment the large base of routine maintenance and turnaround project demand. Despite our significant historic growth, our total market share is less than 20 percent in this highly fragmented market, indicating significant future growth potential.

    Business Outlook/Guidance for Fiscal Year 2008

    Based on an assumption of 10 percent organic revenue growth plus the impact of the Aitec acquisition, the company expects its FY2008 revenue to slightly exceed $400 million. Based on this activity level, net income is expected to be $2.00 to $2.20 per fully diluted share before taking into consideration the impact of the stock split. Consistent with its past practices, Team does not provide specific guidance for individual quarters, but will confirm or update its annual guidance at least quarterly.

    Stock Split

    For shareholders of record on August 15, 2007, the Board of Directors has approved a stock dividend payable on August 29, 2007 in which each shareholder will receive one additional common share for each share owned. This action reflects the significant growth in our company over the past several years and the Board's continuing confidence in the company's outlook. Following the stock dividend, restated earnings per share results and future earnings guidance will be exactly one half pre-dividend amounts. The number of outstanding common shares will double to about 18 million shares. Fully diluted shares will increase to about 19.5 million shares at the time the stock dividend is paid.

    Earnings Conference Call

    In connection with this earnings release, the Company will hold its quarterly conference call on Thursday, July 26, 2007, at 10:00 a.m. Central Time (11:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Web site, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone can call 1-888-896-0862, conference code 9056257.

    About Team, Inc.

    Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty and construction services required in maintaining high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. The Company's inspection services also serve a broader customer base that includes the aerospace and automotive industries. Team offers these services in over 80 locations throughout the United States, Aruba, Canada, Singapore, Trinidad and Venezuela. The Company licenses its proprietary techniques and materials to various companies outside the United States and receives royalties based upon revenues earned by its licensees. Team, Inc. common stock is traded on the NASDAQ Global Select Market under the ticker symbol "TISI".

    Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs, based on current information known to the Company, and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.


                     TEAM, INC. AND SUBSIDIARIES
                     SUMMARY OF OPERATING RESULTS
                (in thousands, except per share data)


                         Three Months Ended      Twelve Months Ended
                               May 31,                 May 31,
                       ----------------------- -----------------------
                            2007        2006       2007        2006
                       ----------- ----------- ----------- -----------
                       (unaudited) (unaudited) (unaudited) (unaudited)
Revenues                  $96,133     $76,010    $318,348    $259,838
Operating expenses         62,254      48,614     208,186     170,709
                       ----------- ----------- ----------- -----------
Gross margin               33,879      27,396     110,162      89,129

Selling, general and
 administrative
 expenses                  22,556      19,621      79,825      67,752
                       ----------- ----------- ----------- -----------
Operating income           11,323       7,775      30,337      21,377

Interest expense, net       1,037       1,130       4,204       3,992
                       ----------- ----------- ----------- -----------
Earnings before income
 taxes                     10,286       6,645      26,133      17,385

Provision for income
 taxes                      4,202       2,642      10,618       6,755
                       ----------- ----------- ----------- -----------
Income from continuing
 operations                 6,084       4,003      15,515      10,630

    Income from
     discontinued
     operations, net of
     tax                        -           -           -           6
                       ----------- ----------- ----------- -----------

Net income                $ 6,084     $ 4,003    $ 15,515    $ 10,636
                       =========== =========== =========== ===========

Earnings per common
 share:

  Continuing
   operations:
      Basic               $  0.68     $  0.47    $   1.77    $   1.26
                       =========== =========== =========== ===========
      Diluted             $  0.63     $  0.42    $   1.64    $   1.16
                       =========== =========== =========== ===========

  Discontinued
   operations:
      Basic               $     -     $     -    $      -    $      -
                       =========== =========== =========== ===========
      Diluted             $     -     $     -    $      -    $      -
                       =========== =========== =========== ===========

  Net income
      Basic               $  0.68     $  0.47    $   1.77    $   1.26
                       =========== =========== =========== ===========
      Diluted             $  0.63     $  0.42    $   1.64    $   1.16
                       =========== =========== =========== ===========

Weighted average
 number of shares
 outstanding:
  Basic                     8,919       8,578       8,770       8,413
                       =========== =========== =========== ===========
  Diluted                   9,690       9,478       9,433       9,199
                       =========== =========== =========== ===========

Continuing operations
 data:

Revenues comprised of:
            TCM
             Division     $54,825     $41,246    $171,030    $143,233
            TMS
             Division      41,308      34,764     147,318     116,605
                       ----------- ----------- ----------- -----------
                          $96,133     $76,010    $318,348    $259,838
                       =========== =========== =========== ===========

Gross margin comprised
 of:
            TCM
             Division     $18,780     $12,356    $ 54,478    $ 42,918
            TMS
             Division      15,099      15,040      55,684      46,211
                       ----------- ----------- ----------- -----------
                          $33,879     $27,396    $110,162    $ 89,129
                       =========== =========== =========== ===========

Operating income
 comprised of:
            Industrial
             Services     $15,666     $11,243    $ 44,785    $ 32,467
            Corporate      (4,343)     (3,468)    (14,448)    (11,090)
                       ----------- ----------- ----------- -----------
                          $11,323     $ 7,775    $ 30,337    $ 21,377
                       =========== =========== =========== ===========


                     TEAM, INC. AND SUBSIDIARIES
            SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
                    May 31, 2007 AND May 31, 2006
                            (in thousands)


                                           May 31,        May 31,
                                             2007           2006
                                        -------------- --------------
                                         (unaudited)

Current assets                               $ 107,513       $ 84,831

Net property, plant and equipment               35,166         26,448

Other non-current assets                        28,375         28,692

                                        -------------- --------------
Total assets                                 $ 171,054       $139,971
                                        ============== ==============

Current liabilities                          $  37,284       $ 35,612

Long term debt net of current
 maturities                                     48,774         39,804

Other non-current liabilities and
 minority interests                                496            670

Stockholders' equity                            84,500         63,885

                                        -------------- --------------
Total liabilities and stockholders'
 equity                                      $ 171,054       $139,971
                                        ============== ==============

    CONTACT: Team, Inc., Alvin
             Ted W. Owen, 281-331-6154